Exhibit 10.3

UNIFIRST CORPORATION

RESTRICTED STOCK UNIT AWARD GRANTED

UNDER THE UNIFIRST CORPORATION

2023 EQUITY INCENTIVE PLAN

Name of Grantee:

No. of Restricted Stock Units:

Grant Date:

Pursuant to the UniFirst Corporation 2023 Equity Incentive Plan as amended through the date hereof (the “Plan”), UniFirst Corporation (the “Company”) hereby grants an award of the number of Restricted Stock Units listed above (an “Award”) to the Grantee named above. Each Restricted Stock Unit shall relate to one share of Common Stock, par value $0.10 per share (the “Stock”), of the Company.

1. Earning of Restricted Stock Units.

(a) The number of Restricted Stock Units to be earned by the Grantee will depend upon the Company’s achievement of the Performance Criteria, as set forth below in this Section 1. The number of Restricted Stock Units corresponding to the Performance Criteria achieved pursuant to this Section 1 shall be deemed earned by the Grantee.

(b) The Performance Criteria for the determination of the number of Restricted Stock Units earned hereunder will be based on the Company’s [______________] adjusted as set forth in Section 1(c) (“[_______]””) and [_________] adjusted as set forth in Section 1(c) (“[_________]”) for the Company’s [____] fiscal year on a cumulative basis (“Fiscal [______]”). The maximum number of Restricted Stock Units that may be earned on account of the achievement of the Performance Criteria based on the Company’s [________] is [_____] Restricted Stock Units. The maximum number of Restricted Stock Units that may be earned on account of the achievement of the Performance Criteria based on the Company’s [________] is [_____] Restricted Stock Units. Such Performance Criteria and the number of Restricted Stock Units that will be earned upon achievement of such Performance Criteria are as follows:

Fiscal [____]:

	Performance Criteria Achieved	Number of Shares Earned
Threshold: 25%: Target:
75% Maximum:

The Administrator shall certify at its first meeting after the first public release by the Company of its audited financial statements for Fiscal [____] whether the Performance Criteria have been met with respect to such fiscal year (the “Certification Date”).

(c) All determinations regarding satisfaction of the Performance Criteria will be based on the Company’s audited financial statements and its books and records for Fiscal [____]; provided that (1) the Company’s [_________] shall be adjusted as follows: [__________________] and (2) the Company’s [_________] shall be adjusted as follows: [_________________].

2. Vesting Schedule. To the extent the Restricted Stock Units are earned pursuant to and in accordance with Section 1 of this Award, the restrictions and conditions of Section 1 of this Award shall lapse and the earned Restricted Stock Units shall vest in full on the Certification Date. On or following the Certification Date, the Restricted Stock Units shall be settled as set forth in Section 3 below.

3. Issuance of Shares of Stock. As soon as practicable following each vesting date (but in no event later than two and one-half months after the end of the year in which the vesting date occurs), the Company shall issue to the Grantee the number of shares of Stock equal to the aggregate number of Restricted Stock Units that have vested pursuant to Sections 1 and 2 of this Award on such date and the Grantee shall thereafter have all the rights of a stockholder of the Company with respect to such shares.

4. Termination of Employment. If the Grantee’s employment by the Company or a Subsidiary is terminated under certain circumstances as set forth below, any Restricted Stock Units that have not vested as of such date may be subject to termination without notice and be forfeited as set forth below. In the case of termination and forfeiture, neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Restricted Stock Units.

(a) Termination Due to Death. If the Grantee’s employment terminates by reason of the Grantee’s death during the performance period of this Award, the Performance Criteria in Section 1 of this Award shall be deemed to be achieved at the Target level of performance set forth in Section 1 of this Award, and the corresponding number of Restricted Stock Units set forth in Section 1 of this Award with respect to the satisfaction of the Performance Criteria at the Target level shall become fully earned and vested as of the date of death.

(b) Termination Due to Disability. If the Grantee’s employment terminates by reason of the Grantee’s Disability (as determined by the Administrator) during the performance period of this Award, the Performance Criteria in Section 1 of this Award shall be deemed to be achieved at the Target level of performance set forth in Section 1 of this Award, and the corresponding number of Restricted Stock Units set forth in Section 1 of this Award with respect to the satisfaction of the Performance Criteria at the Target level shall become fully earned and vested as of the date of termination.

(c) Termination for Cause. If the Grantee’s employment terminates for Cause, any Restricted Stock Units which have not vested shall be immediately terminated and forfeited.

(d) Termination in Connection with a Sale Event. Prior to the completion of a Sale Event that occurs after the end of the performance period but prior to the Certification Date, the Administrator shall make a determination regarding the number of Restricted Stock Units that were earned during the performance period and therefore vested. Upon the occurrence of a Sale Event during the performance period of this Award and subject to the satisfaction of the Grantee’s Release Requirement (as defined in the UniFirst Corporation Executive Employment Plan (the “Employment Plan”)), the number of Restricted Stock Units that could be earned upon the Maximum level of performance set forth in Section 1 of this Award shall be converted into Restricted Stock Units that are subject to time-based vesting and which will vest in full on the last day of the performance period of this Award, subject to the Grantee’s continued employment with the Company or a Subsidiary through such date. If the Grantee’s employment is terminated (i) by the Company for any reason other than for Cause, death, disability or retirement or (ii) by the Grantee for Good Reason (as defined in the Employment Plan), and such termination occurs during a Change in Control Period (as defined in the Employment Plan) and during the performance period of this Award, such converted time-based Restricted Stock Units, subject to the satisfaction of the Grantee’s Release Requirement (as defined in the Employment Plan), shall become fully vested as of the date of termination.

(e) Other Termination. If the Grantee’s employment terminates for any reason other than the Grantee’s death, Disability, for Cause, or a termination meeting the requirements of Section 4(d) above, each pursuant to the terms above, and unless otherwise determined by the Administrator, any unvested Restricted Stock Units shall be immediately terminated and forfeited.

For the avoidance doubt, any unvested Restricted Stock Units shall not become vested upon the occurrence of a Sale Event in the absence of a termination of the Grantee’s employment during a Change in Control Period (as defined in the Employment Plan) as required pursuant to Section 4(d) hereof. The Administrator’s determination of the reason for termination of the Grantee’s employment shall be conclusive and binding on the Grantee and his or her representatives or legatees.

5. Incorporation of Plan. Notwithstanding anything herein to the contrary, this Award shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan. Capitalized terms in this Award shall have the meaning specified in the Plan, unless a different meaning is specified herein.

6. Restrictions on Transfer of Award. This Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee, and any shares of Stock issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (i) the Restricted Stock Units have vested as provided in Section 1 of this Award and (ii) shares of Stock have been issued to the Grantee in accordance with the terms of the Plan and this Award.

7. Tax Withholding. The Grantee shall, not later than the date as of which the receipt of this Award becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. The Company shall have the authority to cause the required tax withholding obligation to be satisfied, in whole or in part, by withholding from shares of Stock to be issued to the Grantee a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due

8. Section 409A of the Code. This Award shall be interpreted in such a manner that all provisions relating to the settlement of the Award are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code.

9. No Obligation to Continue Employment. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Award to continue the Grantee in employment and neither the Plan nor this Award shall interfere in any way with the right of the Company or any Subsidiary to terminate the employment of the Grantee at any time.

10. Integration. This Award document constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.

11. Data Privacy Consent. In order to administer the Plan and this Award and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Award (the “Relevant Information”). By receiving this Award, the Grantee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Grantee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.

12. Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

UNIFIRST CORPORATION

By:
STEVEN S. SINTROS
	Title:	President and Chief Executive Officer